Exhibit 23.2

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 21, 2024, with respect to the consolidated financial statements of Destination XL Group, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Minneapolis, Minnesota
November 22, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.